UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2010

PURE BIOFUELS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-50903	47-0930829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Shadow Trace Circle
Houston, TX	77082-5637
Address of principal executive offices	Zip Code

1-281-540-9317
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01.  Entry into a Material Definitive Agreement.

On June 4, 2010, the Corporation entered into a loan with FDS Corporation S.A. (“FDS”) for a term of three (3) months in the principal amount of One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00) (the “FDS Loan”).  In connection with the FDS Loan, the Corporation issued to FDS (i) a promissory note in the principal amount of One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00) (the “FDS Promissory Note”) and (ii) warrants to purchase Forty Three Million Four Hundred Twenty One Thousand and Fifty Three (43,421,053) shares of common stock of the Corporation (the “FDS Warrants”), with such common stock of the Corporation having a par value of $.001 per share (the “Common Stock”) at an exercise price of $0.076 per share of Common Stock (the “Exchange Price”). In addition, FDS may at its sole option exchange all or any FDS Warrants at any time after the date of issuance and during the Exercise Period (as defined in the form of warrant set forth in the FDS Promissory Note) for a number of shares of Common Stock equal to the number of shares that would have been issued upon the exercise of the FDS Warrants divided by 1.2.

On June 4, 2010, the Corporation entered into a loan with Plainfield Peru I LLC, a Delaware limited liability company (“Plainfield Loan”) for a term of three (3) months in the principal amount of Four Million Four Hundred Thousand and 00/100 Dollars ($4,400,000.00).  In connection with the Plainfield Loan, the Corporation issued to Plainfield (i) a promissory note in the principal amount of Four Million Four Hundred Thousand and 00/100 Dollars ($4,400,000.00) (the “Plainfield Promissory Note”) and (ii) warrants to purchase One Hundred Seventy Three Million Six Hundred Eighty Four Thousand Two Hundred and Eleven (173,684,211) shares of Common Stock of the Corporation (the “Plainfield Warrants”) at the Exchange Price. In addition, Plainfield may at its sole option exchange all or any Plainfield Warrants at any time after the date of the Event of Default (as defined in the Plainfield Promissory Note) and during the Exercise Period for a number of shares of Common Stock equal to the number of shares that would have been issued upon the exercise of the Plainfield Warrants pursuant to the immediately preceding sentence divided by 1.2.

Both the FDS Promissory Note and the Plainfield Promissory Note bear interest at the rate of 15% per annum. The FDS Loan and the Plainfield Loan are collectively referred to as the “Bridge Loan.”

The exclusive use of the funds from the Bridge Loan shall be used to meet the increased working capital requirements of the Corporation’s Peruvian subsidiary Pure Biofuels del Peru, SAC (“Pure Peru”) pursuant to the “Modification of the Trust Agreement” executed between Banco Internacional del Perú - Interbank (“Interbank Peru”) and Pure Peru on or around April 28, 2010.

In the event the Bridge Loan has not been repaid in full by the Maturity Date, as such term is defined in the Notes, the Corporation will grant to (i) FDS additional duly authorized and validly issued seven-year warrants of the Corporation to purchase Two Hundred Eighty Nine Million Four Hundred Seventy Three Thousand Six Hundred and Eighty Four (289,473,684) shares of Common Stock at the Exercise Price (the “Additional FDS Warrants”) and (ii) Plainfield additional duly authorized and validly issued seven-year warrants of the Corporation to purchase One Billion One Hundred Fifty Seven Million Eight Hundred Ninety Four Thousand Seven Hundred and Thirty Seven (1,157,894,737) shares of Common Stock at the Exercise Price (the “Additional Plainfield Warrants” and, together with the Additional FDS Warrants, the “Additional Warrants”). In addition, each of FDS and Plainfield may at its sole option exchange all or any Additional Warrants during the Exercise Period for a number of shares of Common Stock equal to the number of shares that would have been issued upon the exercise of the Additional Warrants divided by 1.2.

In both the FDS Promissory Note and Plainfield Promissory Note, the Corporation has agreed to take all actions necessary to amend its Certificate of Incorporation to reflect an increase in its authorized Common Stock from 750,000,000 shares to 2,500,000,000 shares, including but not limited to, (i) obtaining the requisite shareholder consent approving the amendment to its Certificate of Incorporation and (ii) as soon as practicable but in no event later than June 16, 2010, filing with the Securities and Exchange Commission a preliminary information statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended.  The Corporation is currently in the process of preparing the required preliminary information statement.

The FDS Promissory Note, FDS Warrants, Plainfield Promissory Note and Plainfield Warrants are filed as exhibits to this report and should be referred to in their entirety for a complete description thereof.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure under Item 1.01 of this Report, which is incorporated by reference in this Item 3.02.

Item 3.02. Unregistered Sales of Equity Securities.

See disclosure under Item 2.03 of this Report, which is incorporated by reference in this Item 3.02.

We relied upon Section 4(2) of the Securities Act of 1933, as amended, for the above issuances.

We believed that Section 4(2) of the Securities Act was available because:

·	The issuance did not involve underwriters, underwriting discounts or commissions.

·	Restrictive legends were placed on the warrants issued as described above.

·	The issuance did not involve general solicitation or advertising.

·	The issuance was made solely to Accredited Investors (as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended).

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

10.1  FDS Promissory Note

10.2  FDS Warrants

10.3  Plainfield Promissory Note

10.4  Plainfield Warrants

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PURE BIOFUELS CORP.

Date: June 8, 2010	By:	/s/ Carlos Alberto Pinto
Carlos Alberto Pinto
Chief Executive Officer and Director